UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 19, 2015

ALBANY MOLECULAR RESEARCH, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35622	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below) :

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Second Amended and Restated Credit Agreement

On August 19, 2015, Albany Molecular Research, Inc. (“AMRI”) entered into the Second Amended and Restated Credit Agreement by and among AMRI, Barclays Bank PLC, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and the other lenders party thereto (the “Amendment and Restatement”) to its existing $230 million senior secured credit agreement, as amended (the “Credit Agreement”) with Barclays Bank PLC, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and the other lenders party thereto. The Amendment and Restatement changes the Credit Agreement’s accordion feature that, subject to securing additional commitments from existing lenders or new lending institutions, will allow AMRI to increase the aggregate commitments under the Credit Agreement by up $50 million (plus, to the extent utilized to effect an increase in the revolving credit facility an additional $20 million), plus an unlimited amount subject to compliance with a pro forma secured leverage ratio. Further, the borrowings under the Amendment and Restatement are prepayable at the option of AMRI, subject to a 1.00% prepayment premium in certain circumstances if prepaid within the first twelve months after the date of the Amendment and Restatement, and otherwise without premium or penalty (other than customary brokerage costs for Eurodollar loans).

A copy of the Amendment and Restatement will be filed as an exhibit to AMRI’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015, which will be filed with the SEC in the fourth quarter of 2015. The foregoing summary of the Amendment and Restatement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment and Restatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY MOLECULAR RESEARCH, INC.

Date: August 19, 2015	By:	/s/ Lori M. Henderson
Name: Lori M. Henderson
Title: Senior Vice-President, General Counsel & Secretary